Exhibit 99.1
News Release
June 26, 2007
Spectra Energy Partners, LP Prices Initial Public Offering
Stock Will Trade Under the Symbol “SEP”
HOUSTON — Spectra Energy Partners, LP (NYSE:SEP) has priced its initial public offering of 10 million units at $22.00 per unit. The underwriters have been granted a 30-day over-allotment option to purchase up to an additional 1,500,000 common units.
Spectra Energy Partners, LP’s common units will begin trading on Wednesday on the New York Stock Exchange under the symbol “SEP.”
The common units offered to the public will represent approximately 14.8 percent of the outstanding equity interests in Spectra Energy Partners, LP, or approximately 17 percent if the underwriters exercise their over-allotment option in full. Spectra Energy Corp (NYSE:SE) will indirectly own the remaining equity interests in Spectra Energy Partners, LP, including common units, subordinated units and a 2 percent general partner interest.
Citi and Lehman Brothers Inc. are acting as the joint book-running managers of the offering. Merrill Lynch & Co.; UBS Securities LLC; Wachovia Capital Markets, LLC; A.G. Edwards & Sons, Inc. and Raymond James & Associates, Inc. are acting as co-managers. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from the offices of: Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Delivery Department, 140 58th Street, Brooklyn, N.Y. 11220; or Lehman Brothers Inc., c/o Broadridge Financial Services, Inc., 1155 Long Island Avenue, Edgewood, N.Y. 11717 (Email: Qiana.Smith@Broadridge.com) or by fax (631) 254-7140.
This news release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus.
Spectra Energy Partners, LP, is a Delaware limited partnership formed by Spectra Energy Corp to own interests in natural gas transportation and storage assets in the United States. Spectra Energy Partners’ assets include the East Tennessee Natural Gas system, a 1,400-mile natural gas transportation pipeline located in the Southeastern United States, and 24.5 percent of Gulfstream Natural Gas System, L.L.C., which owns a 690-mile natural gas pipeline that connects Mobile Bay to the central Florida peninsula through the Gulf of Mexico. The combined systems are capable of transporting 2.4 billion cubic feet (Bcf) of natural gas per day. Spectra Energy Partners also owns 50 percent of Market Hub Partners, a partnership that owns high deliverability salt cavern storage assets capable of storing 35 Bcf of natural gas.
Media & Analysts: Sean Blakley
Phone: (713) 627-4963